Exhibit 99.2
GEO 4Q09 Earnings Call Transcript — February 22, 2010
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group — Director of Corporate Relations
George Zoley
The GEO Group — Chairman, CEO
Brian Evans
The GEO Group — SVP, CFO
Wayne Calabrese
The GEO Group — President & COO
CONFERENCE CALL PARTICIPANTS
Kevin Campbell
Avondale Partners — Analyst
T.C. Robillard
Signal Hill Group — Analyst
Manav Patnaik
Barclays Capital — Analyst
Todd Van Fleet
First Analysis — Analyst
Emily Shanks
Barclays Capital — Analyst
Jamie Sullivan
RBC Capital Markets — Analyst
Greg Williams
Sidoti & Company — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen and welcome to the fourth-quarter 2009 The GEO Group earnings conference call. At this time all participants are in listen-only mode. Later we will conduct a question-and-answer session. (Operator instructions). As a reminder, this conference call is being recorded for replay purposes.
I would now like to turn the conference over to your host for today, Mr. Pablo Paez, Director of Investor Relations. Please proceed, sir.

Pablo Paez - The GEO Group — Director of Corporate Relations
Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s fourth-quarter 2009 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Wayne Calabrese Vice Chairman and President; and Brian Evans, Chief Financial Officer. This morning we will discuss our fourth-quarter performance and current business development activities and will conclude the call with a question and answer session.
This conference call is also being webcast live on our website at www.GEOgroup.com. Today we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results may be found in the press release we issued this morning.

Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8K reports.
With that, allow me to turn this call over to George Zoley.

George Zoley - The GEO Group — Chairman, CEO
Thanks, Pablo, and good morning to everyone. Thank you for joining us. Today we reported strong fourth-quarter and full-year results, driven by continued solid performance from our core operations in U.S. Corrections, GEO Care and International Services. Our financial performance in 2009 was the most successful in our Company’s history, achieving new highs in revenue and earning results. Our quarterly pro forma EPS increased 8% to $0.40 from $0.37 a year ago, and our reported GAAP EPS was $0.30, which includes an $0.08 onetime refinancing charge.
For the full year we reported pro forma EPS from continuing operations of $1.42 and GAAP EPS of $1.28, representing increases of 14% and 8%, respectively. Our total quarterly revenues were $311 million, including $21 million in construction revenues. Our total revenues for the year exceeded $1.14 billion including $86 million in construction revenues. Our quarterly and full-year adjusted EBITDA grew to $53 million and $183 million, respectively, representing respective increases of 7% and 12%.
And we reported strong adjusted free cash flow for the quarter of $33 million or $0.64 per share. Our adjusted free cash flow for the year was $117 million or $2.26 per share. Our year-over-year growth in revenues and earnings was driven by the normalized contributions from eight facilities with a total of 5900 new beds activated in 2008, four projects totaling more than 900 beds activated in the first three quarters of 2009 and the fourth-quarter 2009 activations of a 354-bed Columbia Regional Care Center through our acquisition of Just Care, the 823-bed Parklea Correctional Centre in New South Wales, Australia by our Australian subsidiary; and the new contract for our expanded 1575-bed Northwest Detention Center in Tacoma, Washington.
I’d like now to address our initial guidance for 2010, which was included in our press release this morning. Our full-year revenues are expected to be in a range of $1.11 billion to $1.13 billion, which includes approximately $20 million in construction revenues. Our full-year earnings are expected to be in a pro forma range of $1.36 to $1.46 per share excluding $0.01 in after-tax startup expenses.
Our full-year GAAP EPS is expected to be in the range of $1.35 to $1.45 per share.
Our first quarter revenues are expected to be in the range of $286 million to $291 million including approximately $15 million in construction revenues, and our pro forma and GAAP first-quarter earnings are expected to be in a range of $0.32 to $0.34 per share.
We are also providing guidance on our full-year adjusted free cash flow per share, which we expect to be in a range of $2.13 to $2.23. Let me now address the different components and assumptions in our guidance as well as the bridge from our fourth-quarter 2009 results to our first quarter 2010 guidance. First let me reiterate what was stated in our press release. Our guidance does not assume the activation of expansions at our company-owned North Lake facility in Michigan and Aurora processing center in Colorado. We currently do not have contracts for either of these expansions, and we have therefore decided not to include any potential revenue contribution from these projects in our initial guidance.
We have, however, included the carrying costs for these still to be occupied expansions in our guidance. I will address both of these projects in more detail when I discuss our pipeline projects.
Additionally, as stated in our press release, we have also decided not to include any revenue contribution in our initial guidance for the Blackwater River project in Florida. We are in the process of finalizing construction on this state-finance and state-owned project, which is scheduled for completion by July 1 of this year. Given the state of Florida’s current budgetary shortfall, we have decided to hold off on including this project in our guidance until such time as the state confirms the new prisons’ opening day.
And finally, our guidance does assume continued operation of our current contracts at projected occupancy levels the retention of existing contracts currently under rebid and the activation of the 360-bed expansion of our Harmondsworth Immigration Centre in the UK, which is scheduled for July 2010.

Now I would like to discuss the bridge between our reported fourth-quarter 2009 results and our projected first-quarter 2010 earnings. Compared to our fourth-quarter 2009 pro forma earnings per share of $0.40, our projected first-quarter 2010 earnings estimate range is lower by $$0.06 to 0.08, which reflects the following factors. Our fourth-quarter 2009 results reflect an extra week of earnings contribution at the same level as all other weeks in the quarter, adding approximately $0.02 to $0.03 to our fourth-quarter 2009 results.
Our projected results for the first quarter 2010 reflect higher front-loaded payroll taxes expenses, which are estimated to reduce earnings for the quarter by $0.02 to $0.03 per share. We are experiencing normal seasonal fluctuation declines in the first quarter of this year, which represent a further projected reduction of $0.01 to $0.02 per share for the quarter, and higher interest expense related to our late October 2009 refinancing transactions represent $0.01 of lower projected earnings for the first quarter of 2010.
Now I would like to discuss our current pipeline projects and upcoming contract rebids. We have two company-owned expansion projects that will be completed this year. In Michigan, our 530-bed North Lake facility is being expanded by 1225 beds. As you may be aware, we have submitted this expanded facility in response to the Bureau of Prisons’ CAR 9 procurement. CAR 9 was expected to result in an award of approximately 1700 to 2000 beds between late 2009 and early 2010, following the completion of the environmental reviews of our Michigan site and our Florida site proposed by another company.
While the BOP continues to have a need for these beds, a decision on CAR 9 has been delayed primarily due to funding concerns related to the agency’s future year budgets. As a result of this delay, we have decided not to assume any revenue contribution from our Michigan facility in our guidance at this time. We continue to market the facility to other potential clients as well, and we hope to be able to activate this facility later in the year.
In Colorado our 432-bed Aurora immigration detention facility is being expanded by more than 1000 beds. We believe that our federal clients, primarily ICE and the US Marshals, will continue to need beds as they consolidate the existing populations into larger facilities such as our expanded Aurora facility. However, we currently don’t have a contract for the use of expanded beds and therefore have decided not to include any revenue contribution from these beds in our initial guidance for the year.
As I discussed previously, we are also scheduled to complete construction of the new 2000-bed managed (inaudible) Blackwater River facility in Florida by July 1 of this year. Again, we’ve decided not to include any revenue contribution from this facility in our 2010 guidance until the state of Florida notifies us regarding the facility’s opening date.
In the UK we expect to activate a 360-bed expansion of the 260-bed managed-only Harmondsworth Immigration facility, which is expected to generate an additional $5 million in annual revenues. With regard to existing contract rebids, the BOP is rebidding the contract for our company-owned 1380-bed Rivers Correctional Institution in Winton, North Carolina, which reaches the end of its 10-year contract term next year. Proposals were submitted in May and are currently under evaluation, while our contract continues through March 2011. An award under this procurement is expected in March of this year.
The BOP is also rebidding our company-leased Brooklyn Residential Reentry Center in New York, for which our contract was extended through July of this year. Proposals have been submitted, and we expect an award will be made under this procurement in the second or third quarter of the year.
At the state level we have three managed-only contracts currently under rebid. In Florida, the state-owned managed-only 985-bed Moore Haven and 1884-bed Graceville facilities are currently being rebid. We expect a decision on these rebids by the middle of the year. And in Texas, the state-owned managed-only 520-bed Bridgeport facilities is currently being rebid with a contract decision expected by the third quarter.
Now turning to our capital availability as well as our capital deployment strategy, with our fourth quarter refinancing transactions, our Company is well funded to continue to pursue future growth opportunities. We currently have approximately $60 million in outstanding borrowings along with $45 million set aside for the letters of credit under the revolver, leaving approximately $225 million in available borrowing capacity. Additionally, we expect to generate approximately $115 million in adjusted free cash flow in 2010.
Our current committed development CapEx in 2010 is approximately $40 million. Based on our capital availability, we could fund the development of approximately 6000 new beds over the next two years. While we continue to believe that the best use of our company capital remains with new growth opportunities, we also recognize that we may be able to enhance our shareholders’ value with the repurchase of our shares at times when our stock is attractively priced and the expected returns of the stock buyback program meet or exceed our targeted returns on invested capital.

To that end, our board has authorized a stock buyback program of up to $80 million, effective through March 31, 2011, as announced in our press release this morning. We expect to implement this program with an opportunistic strategy that maximizes the expected returns for our shareholders and does not impede our Company’s continued growth prospects. We have not included the benefit from any share repurchases in our initial guidance for 2010.
I would now like to address our market segments, beginning with the three federal government agencies we serve. The main driver for new beds at the federal level continues to be the detention and incarceration of criminal aliens as well as the consolidation of existing detainee populations from small facilities that often fail to meet agency standards into larger compliant facilities. The US Marshals and the BOP house criminal aliens facing criminal charges or serving time as a result of a conviction, while the ICE population includes both undocumented aliens and criminal aliens who have completed their federal or state sentences and are awaiting deportation.
While the administration announced a freeze on discretionary spending beginning next year, the President’s proposed budget for 2011 continues to fund initiatives related to the detention and removal of criminal aliens. With regard to specific opportunities, we expect ICE to issue a formal RFP in the next month or two for a new 2200-bed facility to be developed and managed in the Southern California area. We expect to see an award of this large-scale new opportunity by the end of 2010.
In addition, the BOP issued a request for information earlier this year for 3000 beds in South Texas to house short-term sentenced offenders. This is another large-scale opportunity. Finally, the Office of Federal Detention Trustee, which procures beds nationwide for the US Marshal service, recently issued a request for information from an existing 650-bed facility within 75 miles of Adelanto, California. We expect a formal solicitation to be issued shortly for these beds.
Turning to the state market, we are all aware that states continue to face budgetary constraints, which can create pressure on our per diem rates but can also create more interest to privatize new prison projects. As with our prior year’s guidance, we have assumed mostly flat per diem rates from our state clients. We continue to believe that the opportunities at the state level outweigh the potential near-term challenges. Our 10 state clients continue to require additional correctional beds and inmate populations will likely continue to increase. As states across the country face budgetary pressures, their ability to achieve cost savings becomes an even more important priority which leads to increased interest in prison privatization projects. Specifically, in Arizona, the state has issued a request for information related to concession agreements to privately operate two state facilities, prison complexes and Douglas and Safford, which totaled more than 4000 beds.
The state’s goal is to generate at least $100 million in up-front payments for the right to operate these prison complexes under long-term concession agreements. Responses to the state’s RFI are due this week.
Additionally, the Arizona legislature has approved legislation related to the procurement of 5000 new in-state private beds. We believe that an RFP for this procurement will be issued shortly.
The state of California continues to look for ways to increase prison capacity. The federal three-judge panel recently approved the state’s prisoner population reduction plan, which includes a number of initiatives, among which is the increased use of both in-state and out-of-state private beds. While the state of California has continued and indicated it will appeal the three-judge panel’s final ruling, we continue to believe the state will nonetheless take additional steps to add capacity and the use of additional private beds will continue to be part of the state’s overall plan to reduce its inmate population. The state has already issued an invitation to bid for female beds, and we expect to propose our recently discontinued 224-bed McFarland facility for this procurement.
In Georgia the Department of Corrections issued an RFP for 1000 in-state beds. Approximately two weeks ago the state issued a notice of intent to award a contract to our company for the development and operation of the new 1000-bed facility, which is expandable to 2500 beds. Under the terms of the intended award, GEO would finance, build and operate the new $60 million facility on a state-owned site under a long-term ground lease. The award is subject to obtain approval of the proposed ground lease from the General Assembly. We expect the new 1000-bed facility to generate approximately $19.2 million in annualized operating revenues, once completed.
Other states have continued to discuss the possibility of expanding the use of private beds to lower costs and replace older beds. We believe that the combined demands for California, Arizona and other states represents at least 15,000 new bids.
Now I would like to update you on our international business development efforts. In South Africa the Department of Corrections is reviewing proposals that were submitted in response to their procurement for four 3000-bed prisons. It is possible for one company to be awarded contracts for two of the four prison projects, and we expect contract awards to be made sometime this year.

In the UK the government is moving forward with plans to develop five new 1500-bed prisons to be financed, built and managed by the private sector. We are going through the pre-qualification process and hope to be invited to compete on these opportunities. Additionally, the UK is soliciting proposals for the management of five existing prisons totaling 5800 beds.
Finally, in New Zealand, the government has announced plans to pursue one or more prison privatization projects. We expect a formal solicitation to be issued in the first half of this year with contract awards by year-end.
Moving to our mental health and residential treatment opportunities, we have successfully completed the integration of our fourth-quarter acquisition of Just Care and the activation of the 354-bed Columbia Regional Care Center. The center, which currently serves the states of Georgia and South Carolina as well as ICE and the US Marshals, has additional bed space which we are marketing to other potential clients. GEO Care has also been selected by Montgomery County, Texas, for the operation of a new forensic hospital with an approximate capacity of 100 beds which is expected to open in March 2011 pursuant to an agreement between Montgomery County and the state of Texas for the development and operation of the new facility. Additionally, GEO Care continues to market its services to multiple states around the country.
In closing, we are very pleased with our year-end results, which continue to show strong performance from our three business units. We have issued our initial guidance for 2010. Compared to 2009 results, this guidance reflects higher interest and depreciation expense as a result of our recent refinancing transactions and the completion of several facility expansions. We continue to be optimistic about the overall demand in our industry, notwithstanding today’s difficult economic environment, and believe that our recent refinancing transactions have positioned our Company to take advantage of significant future growth opportunities.
This concludes my presentation. I would now like to open the call to your questions.
QUESTION AND ANSWER

Operator
(Operator instructions) Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners — Analyst
I was hoping you could talk a little bit more about some of these opportunities, particularly CAR 9 and Aurora in South Africa. Just give us some sense on the potential timing. I know that’s very difficult, in light of the environment. But do you think CAR 9 is potentially a first half of 2010, or is it (multiple speakers) into the latter half of the year? And some general comments as well about Aurora or South Africa, along those lines?

George Zoley - The GEO Group — Chairman, CEO
Well, Kevin, we’ve speculated about timing in the past. And, as has been often the case, we have been wrong. When you are trying to calibrate the actions of governmental agencies, it’s very hazardous. So I would just be happy if those events occurred by the end of the year. I would leave it at that.

Kevin Campbell - Avondale Partners — Analyst
Specifically on Florida, have you heard anything specific from the state that gives you reason to think that it might not happen this year? Or, is it more a matter of let’s just wait until we see the budget and that it’s definitively in there again? Or is there something more specific you’ve heard from the state that leads you to believe that it might not happen this year?

George Zoley - The GEO Group — Chairman, CEO
It’s more like the latter. It’s subject to, as all projects are, legislative funding. And they are going through their legislative session right now and budgeting process, so it becomes a budget matter. And we just have to wait for the final budget allocations for a decision on an opening day.

Kevin Campbell - Avondale Partners — Analyst
And if I recall, did you experience something similar last year with Graceville, where —

George Zoley - The GEO Group — Chairman, CEO
Yes. There was uncertainty about Graceville, and we thought it would get delayed. But by the end of the legislative session, it was decided to open on time.

Kevin Campbell - Avondale Partners — Analyst
I was hoping you could comment about the international margins there. They continue to be a little bit lower than perhaps we would think. The operating margins (multiple speakers) [were] about 5% for the second quarter in a row. Perhaps that’s start-up related to Parklea, but just give us some color there and maybe where you see them going and over what time frame.

Brian Evans - The GEO Group — SVP, CFO
You’re right; the margins in the fourth quarter have been impacted. All the start-up was associated with the Parklea facility, which came online during Q4. We would see in 2010 we expect those margins to return to the 9%, 10%, 11% range.

George Zoley - The GEO Group — Chairman, CEO
Or higher — what skews our margins in the international sector is really the UK, which is still in kind of a start-up operation. If you go to South Africa and Australia, the margins are more analogous to leased facilities. They’re more in the mid teens. If you lump in the UK into it, then you get down to the low teens.

Kevin Campbell - Avondale Partners — Analyst
And so off the startup expense from this most recent quarter, which was $1.3 million, was attributable to Parklea?

Brian Evans - The GEO Group — SVP, CFO
That’s right.

Kevin Campbell - Avondale Partners — Analyst
Could you give some general comments on the Just Care integration? Anything not happening as you expected or that is it perhaps ramping up better than you thought? Where do you stand in terms of occupancy, and how quickly do you think you can get that up towards 95% plus (technical difficulty)?

George Zoley - The GEO Group — Chairman, CEO
From my perspective it was a seamless transition. I’ve personally visited the facility — excellent staff; we just went through a reaccreditation with no problems. And we are exactly where we thought we would be on a census standpoint. But, as I said in the conference call, we still have some excess available capacity, and we are out there marketing that capacity.

Operator

T.C. Robillard, Signal Hill Group.

T.C. Robillard - Signal Hill Group — Analyst
I just wanted to — actually, on the international margin side, just to follow on, from my viewpoint it looked like you guys — when you look at it on a pro forma basis, you back out the start-up costs, but you guys actually had really good sequential improvement in those margins. And I was wondering if you could, George or Brian, if you could give us a sense as to what drove that sequential improvement. I’m assuming, because you are in the ramp-up side, it wasn’t necessarily Parklea. Was that coming out of the ramp up in the UK? I’m just trying to get a sense as to what drove some of that good sequential improvement in those margins.

Brian Evans - The GEO Group — SVP, CFO
Like George said, the UK has lower margins. It’s a start-up operation. But we did bring on the Harmondsworth project in the third quarter, which was not normalized. So you have an improvement in the performance of the UK now with two projects in the fourth quarter. It still doesn’t have margins comparable to international and South Africa, but they did improve. So —

George Zoley - The GEO Group — Chairman, CEO
And that improvement is going to continue in the second half of the year with the second phase opening of the Harmondsworth facility.

Brian Evans - The GEO Group — SVP, CFO
The Harmondsworth project expansion.

T.C. Robillard - Signal Hill Group — Analyst
Along the lines of on the international side, if I just did a quick calculation on a revenue per man day, you continue to show good improvement there. How much of that is due to Parklea coming on, Harmondsworth coming on, versus FX?

Brian Evans - The GEO Group — SVP, CFO
The bulk of the increase in the revenues in the quarter is going to be the Parklea facility and Harmondsworth, and then there’s a modest impact in the quarter, especially compared to fourth quarter of last year, due to FX. You will recall last year that FX rates — we took a hit starting in third quarter. But those rates obviously — the dollar weakened, and so that resulted in a favorable improvement in the revenues.

T.C. Robillard - Signal Hill Group — Analyst
Brian, just on the G&A costs, look to be a little high when I look at it in terms of just on a percent of revenue. And I guess I’m looking at that sequentially. Was there just an anomaly in the third quarter, being a little bit lower than expected? I’m just trying to get us a little bit more color around the G&A line.

Brian Evans - The GEO Group — SVP, CFO
If you will recall, in the third quarter we did comment that we had some favorable items occur that we did not expect to occur in the fourth quarter. And then, obviously, the fourth quarter we have about an extra $1.5 million just due to the extra week. So normal accounting accrual, there’s extra expense. We also had some additional professional fees associated with the acquisition and integration of Just Care and some other miscellaneous legal fees in the quarter.
So going into 2010, we expect normalized G&A to be in the $17 million to $18 million range.

T.C. Robillard - Signal Hill Group — Analyst
That’s very helpful, thank you. Just lastly and I’ll jump off, the start-up expense that you have for 2010, the $0.01 — where is that? I’m trying to get a sense as to what [project] — is that for the Harmondsworth expansion?

George Zoley - The GEO Group — Chairman, CEO
Yes, in the second quarter. And then the project opens in the third quarter, beginning in the third quarter.

Operator
Manav Patnaik, Barclays Capital.

Manav Patnaik - Barclays Capital — Analyst
I just wanted to get a little more color in terms of the industry pipeline with respect to some of the new states that you are targeting, if you could help us try and quantify maybe what [option] that presents, besides what’s already out there. And also, on the GEO care side, obviously Just Care was a good acquisition; you said it seamlessly integrated. What is your outlook in terms of more opportunities along the same lines?

George Zoley - The GEO Group — Chairman, CEO
Well, we mentioned a number of growth opportunities at the federal and the state levels. So again, our 10 state clients continue to the beds, most notably the states of California and Arizona. And then at the federal level, the BOP, ICE and Marshall still need more growth opportunities, and we are pursuing them. GEO Care is out marketing at the state level to a number of states, primarily in the southern belt states, primarily to existing clients where we are well-known because of our prison operations.

Manav Patnaik - Barclays Capital — Analyst
I was referring more to what demand you see out there from customers that are already — that are not your customers currently, basically. Like what sort of efforts and opportunity do you see there?

George Zoley - The GEO Group — Chairman, CEO
In all honesty, we are concentrating on our existing clients who are actively issuing procurements rather than trying to missionary market to new clients at this time because we are spending our time where the opportunities are most imminent.

Manav Patnaik - Barclays Capital — Analyst
On California, I guess one question I had was, obviously, you guys don’t have any out-of-state exposure. To the extent that they have more opportunities for out-of-state that’s there, what is your viewpoint on how you are going to approach those potential opportunities?

George Zoley - The GEO Group — Chairman, CEO
Carefully. As I think we’ve commented in the past, we think that the general out-of-state prisoner business has a lot of risk to it over the long-term. It has definitely short-term positive aspects, but over the long term, many if not most clients who would be sending prisoners out of state would eventually return their prisoners to their home state. But we recognize there could be some and will be some notable exceptions to that general rule. We think Alaska is probably one of those, Hawaii is one of those and California may end up being one of those exceptions.

But if we were fortunate enough to win an award with the state of California, we would be very careful in our negotiations to explore the upside and downside risks.

Manav Patnaik - Barclays Capital — Analyst
Could you just give us the numbers for the construction CapEx this quarter and for the full year?

Brian Evans - The GEO Group — SVP, CFO
For the year it’s about $150 million, and for the quarter was $36 million.

Operator
Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis — Analyst
If you think about where the industry is today, beginning of 2010 versus maybe a year ago, thinking about the types of conversations that maybe you and others in the industry are having with your state customers, I guess, thinking in particular. Obviously they are going to be experiencing some pain this year, potentially leading into fiscal 2012 even, potentially. But I’m wondering if even the conversations that you’re having, the types of conversations that you are having, are for furthering — are they furthering the privatization movement, just generally speaking, I guess? So you say you are focusing on the states that have been privatizing, I guess, where the opportunities are greatest.
Do you get the sense — and I don’t want to put words in your mouth, but I’m just trying to get a sense for — at some point to the pain is going to be sufficient and the time frame is going to be long enough such that the states will have had plenty of time to digest what the longer-term solutions are going to be for themselves. And I’m just wondering if you’re getting the sense from state customers that they are furthering that kind of understanding, I guess.

Wayne Calabrese - The GEO Group — President & COO
I guess I would address it maybe a little obliquely because I’m not entirely sure about the point of that question, but I would say this about the states, say mid-and long-term. The states really have two primary reasons to continue to consider privatization as a key solution. They’ve obviously got their budget constraints, and whether it’s good times or bad, those budget constraints are going to continue to be real and they are going to look for ways to save money, particularly in areas like education and corrections. State prisons are usually number two or three on the budget list for all of the states, and they need to find ways to save money. So privatizing is a good way, particularly for the states that have already included privatization as part of their system.
The second thing to remember is not only are they having some growth in their numbers but they’ve got aging infrastructure that more and more states are finding to be very inefficient in terms of cost. And so the replacement of aging infrastructure — we are seeing more and more states looking to that area as a place to find new reasons to go for private prisons. It makes sense for a state to close an old, inefficient prison, particularly if they replace it with a new one in the same geographic area where laid-off employees or employees who aren’t otherwise absorbed into the state system can be employed in the private sector facility that grows up in the same shadows.
So I think those are the two keys for the states. The federal agencies George spoke about in his conference call earlier. And so I think those are probably — that’s where the industry is going to be in the next couple of years.

Todd Van Fleet - First Analysis — Analyst
So do you get a sense, then, Wayne, that there’s better thinking at the state level surrounding longer-term planning, certainly vis-a-vis perhaps a year ago that it was more kind of hunker down mode, oh, we didn’t expect this terrible surprise? States have had a while now to digest things, and I’m wondering if their thinking — if you are getting a sense that their thinking has evolved kind of collectively? Has the thinking evolved such that

— are they going to wait for another slap in the face, if you will, economically, so that they have another knee-jerk reaction? Or, is the collective thinking amongst the states — are they becoming better planners for the longer-term?

Wayne Calabrese - The GEO Group — President & COO
I think, clearly, the second. George and I have met with a couple of commissioners, secretaries, etc., recently, and been very impressed with the level of their thoughtfulness about what they need to do to control their population growth and how to deal with private prisons as part of their arsenal. And we think their planning is more and more accurate. We think they are doing things with respect to recidivism, with respect to dealing with the population coming back into the system. A lot of efforts are being made. And, you know, there are 50 of these corrections leaders around the country who have an association, they share good ideas, things that have worked. And where private prisons have been a successful part of their efforts, they share that success. And so we are encouraged by what we are seeing.

Operator
Tobey Sommer, SunTrust Robinson Humphrey.

Unidentified Participant
This is Frank in for Tobey. Two quick numbers questions to start out. I guess you mentioned the first quarter higher tax rate relative to the payroll taxes. Any thoughts on the tax rate for the remainder of the year were what you have baked in guidance at this point?

Brian Evans - The GEO Group — SVP, CFO
Well, when the payroll taxes expense hits the operating expense line, obviously, part of the labor-related cost. And for income taxes we would expect 38.5% to 39%.

Unidentified Participant
And the share count that’s built in guidance?

Brian Evans - The GEO Group — SVP, CFO
52 million to 52.5 million shares.

Unidentified Participant
And you mentioned the construction of 15 in the first quarter, kind of 20 for the year. Any thoughts, or can you talk about how your visibility is of that going out and maybe into 2011, what you expect to see on the construction side?

Brian Evans - The GEO Group — SVP, CFO
Well, the construction revenue is project dependent. So when we have a contract award where we are building a managed-only facility, then there would be additional construction revenue. This construction revenue all relates to the Blackwater River Correctional Facility.

Wayne Calabrese - The GEO Group — President & COO
So any future projects would have to be bond financed to require accounting for construction revenues. And I personally don’t see any such projects at this time.

Unidentified Participant
All right, great, thank you very much.

Brian Evans - The GEO Group — SVP, CFO
And remember, the construction revenue is basically a pass-through. There’s no margin on that revenue, or very little.

Operator
Emily Shanks, Barclays Capital.

Emily Shanks - Barclays Capital — Analyst
You had mentioned that you’re going to look at a target ROIC as you evaluate share repurchases versus CapEx. What is that target return on capital that you are seeking?

George Zoley - The GEO Group — Chairman, CEO
Well, I don’t know that we want to get that specific about it. We look at our stock price relative to our growth opportunities, and if we conclude that we are underpriced we’re likely to make an investment in our Company.

Emily Shanks - Barclays Capital — Analyst
Okay. Can you comment at all about what return on capital you target with growth CapEx?

Brian Evans - The GEO Group — SVP, CFO
Yes. The range that we target on our growth CapEx is typically 13% to 15% (technical difficulty).

Emily Shanks - Barclays Capital — Analyst
Okay, that’s helpful, thank you. And then, in terms of the leverage on the Company as it relates to this $80 million share repurchase program, what level of leverage are you comfortable operating the business as we look out over the near-term?

Brian Evans - The GEO Group — SVP, CFO
Well, when we look out over the near-term, we don’t see the leverage levels changing much, so we’re very comfortable with where we are right now. If we do the share repurchase, as we execute it, we will either use free cash flow, if we have it available. If it becomes a substantial amount in a short period of time, we may supplement that with the revolver. But with free cash flow of approximately $10 million a month, we would expect to repay those proceeds fairly quickly.

Operator
(Operator instructions) Jamie Sullivan, RBC Capital Markets.

Jamie Sullivan - RBC Capital Markets — Analyst

Wayne, I thought your commentary on the replacement of older prisons was interesting. I wonder if you guys could, maybe within your customer base, talk about how many beds out there are at the end of their life over the next three to five years, that you see?

Wayne Calabrese - The GEO Group — President & COO
You mean among all the states?

Jamie Sullivan - RBC Capital Markets — Analyst
Yes, whether it’s within your target customer base or in aggregate.

Wayne Calabrese - The GEO Group — President & COO
I don’t honestly have a good estimation of that, Jamie. I would guess, if I had to, that there’s probably a 10%, maybe higher, of older, cost-inefficient facilities that are both energy inefficient. The new one we build for Florida, for example, is the first green facility, lead certified facility that we’ve built; maybe one of the first, if not the first, lead certified green prison, private prisons, in the United States. And that’s the sort of thinking we are getting. As I mentioned earlier, when we meet with some of these commissioners, secretaries and directors, they are looking for new facilities that are obviously very safe and secure and meet their requirements, but also are more efficient from a cost perspective.
That includes not only staffing, as it always did, but also things like energy efficiency. Transportation — where is it located? Is it on a line that they typically move prisoners back and forth? Can we help them with transport? There’s, again, a lot of good thinking going on about transport, about replacing old facilities and coming up with ways to save them money both on the margins and in the big picture.

Jamie Sullivan - RBC Capital Markets — Analyst
Moving into the guidance, it sounds like you are assuming population and per diem risk is pretty minimal this year. Is that partially because your customers have cut where they could, there’s not really much deeper that they could go? Or is it more from the fact that they are pretty firm in their policies with regard to corrections?

Wayne Calabrese - The GEO Group — President & COO
I think it’s the former. I think this year it reflects pretty much the same as what we saw last year as far as population levels, per diem rates. I think this year is more of the same of what we saw last year.

Jamie Sullivan - RBC Capital Markets — Analyst
And then, if you could just comment, I guess, on the Arizona RFI and the concession agreement there, was there anything that looked attractive or unattractive, or does that look like a reasonable opportunity for the market?

Wayne Calabrese - The GEO Group — President & COO
Yes, we think it’s a great opportunity. We’re certainly interested in it. We’ve submitted our response to their request for information, just answering and addressing the questions and issues they’ve raised. I guess, as is true in any new, large-scale effort, the devil is in the details. And we’re anxious to see what the states’ response to the RFI’s respondents will be and how they’ll proceed with it. Obviously, the big issues will be the terms of the contract, the concession agreements and the terms for repayment of the upfront payment, so to speak, if the contracts are terminated for any reason over time.

Jamie Sullivan - RBC Capital Markets — Analyst
What are the carrying costs for idle facilities or beds, typically, for your business?

Brian Evans - The GEO Group — SVP, CFO
In looking at the Aurora and the North Lake facility, we are looking at $1 million to $1.5 million; approximately $0.02 each per quarter. We’ve assumed that those carrying costs for the Aurora facility will start beginning in Q2, and for the Michigan facility beginning in Q3.

Jamie Sullivan - RBC Capital Markets — Analyst
Okay, and then, if those contracts are awarded, there would obviously be some start-up associated with those; right?

Brian Evans - The GEO Group — SVP, CFO
Right. There would be a wrap-up period and a startup period once the projects are awarded.

Operator
Greg Williams, Sidoti & Company.

Greg Williams - Sidoti & Company — Analyst
Just how many beds, vacant beds, exactly are there from the Just Care business?

George Zoley - The GEO Group — Chairman, CEO
It’s tens of beds, it’s 20 or 30.

Greg Williams - Sidoti & Company — Analyst
Okay. And I assume those would be GEO Care, higher per diems, than your typical —?

George Zoley - The GEO Group — Chairman, CEO
Yes.

Greg Williams - Sidoti & Company — Analyst
Okay. And just other question is, regarding Tacoma, with the ramp-up in October I just assumed that’s completed, or is there any bleeding into the first quarter here?

Brian Evans - The GEO Group — SVP, CFO
It’s completed.

Operator
Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners — Analyst

George, I think you mentioned that California had formally issued an invitation to bid for the female facility?

George Zoley - The GEO Group — Chairman, CEO
[Yes].

Kevin Campbell - Avondale Partners — Analyst
I heard that correct? What’s the number of beds? And describe what the difference is between an invitation to bid versus maybe what we are normally hearing; an RFI, RFP. So what is that more comparable to?

Wayne Calabrese - The GEO Group — President & COO
The number of beds that were solicited, I think, are just over 1120, somewhere around 1120 total beds for females. Probably it will depend a little bit on the exact pricing they get and if they proceed.
In terms of the difference between an ITB and an RFP or an RFI, the RFI, of course, the RFI, of course, is just a solicitation of interest to see whether the market either has something available or is willing to put something together in response to a need of a client. It typically isn’t required that you respond to it in order to participate in a subsequent procurement. But it’s usually a good idea, we’ve found, to get our points across and respond to their information request.
An RFP is typically a type of solicitation that has a fairly broad level of discretion for the client to make a decision in the award. And so it allows the client to receive proposals, often alternative proposals, and to look at everything from experience, qualifications and pricing, to score them, if they wish, and, again, have pretty broad discretion in how they make a selection of, quote, best value to government.
The invitation to bid is a little more restrictive, and it typically means that the government is going to do a first pass to see whether or not you are qualified by virtue of their standards and qualifications. If you are deemed qualified, then it may proceed in some instances to simply best price. So there’s two passes on the thing. First pass, are these bidders qualified? And then, take all the qualified bidders and determine the awardee by best price, lowest price.

Operator
At this time there are no further questions in the queue, and I would like to turn the call back over to management.

George Zoley - The GEO Group — Chairman, CEO
Well, thanks to everyone for this session, and we hope to talk to you soon.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect; have a good day.